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                                                                   Exhibit 99(j)

           CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated February 11, 2005, relating to the financial statements and financial highlights which appears in the December 31, 2004 Annual Report to Shareholders of Legg Mason Core Bond Fund, High Yield Portfolio, Investment Grade Income Portfolio, Limited Duration Bond Portfolio, and U.S. Government Money Market Portfolio, comprising Legg Mason Income Trust, Inc., which is also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "Financial Highlights", "Independent Registered Public Accounting Firm" and "Financial Statements" in such Registration Statement.

PricewaterhouseCoopers LLP

Baltimore, Maryland
April 27, 2005